Exhibit 99.1

Eclipsys Releases Financial Results for Quarter and Year Ended December 31, 2007

ATLANTA--(BUSINESS WIRE)--Eclipsys Corporation® (NASDAQ:ECLP), The Outcomes Company®, today released results for the quarter and year ended December 31, 2007.

Fourth-Quarter and Year-End Results

Revenues for the quarter ended December 31, 2007 increased $8.7 million to $124.4 million, compared to revenues of $115.7 million for the quarter ended December 31, 2006. On a GAAP basis, the fourth-quarter 2007 net income was $24.2 million, or $0.44 per diluted common share compared to a net income of $4.7 million, or $0.09 per diluted common share in the fourth quarter of 2006, an increase of $19.5 million. Fourth-quarter 2007 earnings include:

  Stock-based compensation expense of $3.0 million, or $0.06 per diluted common share.
  Corporate restructuring and relocation costs associated with the relocation of the corporate headquarters from Boca Raton to Atlanta, plus costs incurred to exit the network services business, for an aggregate sum of $2.0 million, or $0.04 per diluted common share.
  Costs of $0.7 million, or $0.01 per diluted common share, associated with the derivative litigation related to our voluntary stock option review and the related restatement we announced in the second quarter of 2007.
  Net gain associated with the sale of the CPM Resource Center assets of $9.0 million, or $0.17 per diluted common share. This net gain includes the gain on sale of the CPM Resource Center of $12.8 million, net of related taxes of $0.3 million and $3.5 million of incremental employee incentive compensation incurred as a result of this transaction.
  An income tax benefit of $5.1 million or $0.09 per diluted common share, resulting from the partial reversal of a valuation allowance for our Canadian subsidiary’s net operating losses.

Excluding the items described above, non-GAAP net income for the fourth quarter 2007 was $15.8 million, or $0.29 per diluted common share, compared to $13.8 million, or $0.26 per diluted common share for the fourth quarter in 2006.

For the year ended December 31, 2007, revenues were $477.5 million, compared to $427.5 million for the year ended December 31, 2006, an increase of $50 million. On a GAAP basis, net income for the year was $41.1 million, or $0.76 per share on a diluted basis compared to a net income of $4.1 million, or $0.08 per share on a diluted basis in 2006, an increase of $37.0 million or $0.68 per share. The year end results include the corporate restructuring and relocation expenses, costs incurred to exit the network services business, the net gain on the CPM Resource Center asset sale, and the income tax benefit, as described above. The year end results also included stock-based compensation expense of $11.3 million, or $0.21 per diluted common share and expenses associated with the voluntary stock option review and related derivative litigation of $3.1 million, or $0.06 per diluted common share. On an annual basis, excluding the items described above, 2007 non-GAAP net income was $43.3 million, or $0.80 per diluted common share compared to $30.0 million, or $0.57 per diluted common share for 2006, an increase of $13.3 million or $0.23 per share.

The following table summarizes selected financial data:

	In thousands, except per share data

	Three months ended Dec. 31,			Year ended Dec. 31,
	2007	2006	$ Change	2007	2006	$ Change
Revenues	$124,404	$115,688	$8,716	$477,533	$427,542	$49,991
Net income	24,182	4,668	19,514	41,141	4,093	37,048

Earnings per common share, diluted[1]	$0.44	$0.09	$0.35	$0.76	$0.08	$0.68

	Non-GAAP Results[1] Three months ended Dec. 31,			Non-GAAP Results[1] Year ended Dec. 31,
	2007	2006	$ Change	2007	2006	$ Change
Revenues	$124,404	$115,688	$8,716	$477,533	$427,542	$49,991
Net income[1]	15,751	13,820	1,931	43,300	30,020	13,280

Earnings per common share, diluted[1]	$0.29	$0.26	$0.03	$0.80	$0.57	$0.23

[1] Non-GAAP results for the year and quarter ended December 31, 2007 exclude the impact of the items described above. Results for the year and quarter ended December 31, 2006 exclude the impact of stock-based compensation expense and restructuring charges related to severance and office closure costs. A reconciliation of GAAP to non-GAAP results is included in the attached tables.

Operating cash flows were $70.3 million for the year, compared to $26.6 million in 2006; this represents a $43.7 million improvement compared to 2006. Cash, cash equivalents and marketable securities were $191.4 million as of December 31, 2007, compared to $130.8 million as of December 31, 2006. Day’s sales outstanding (DSOs) were 72 days, which remained flat compared to the prior year. Deferred revenue (including current and long-term) was $115.0 million as of December 31, 2007, compared to $114.6 million as of December 31, 2006.

“2007 was a pivotal year for Eclipsys. We closed the year with strong financial results and we are very excited about the tremendous progress we made on many key initiatives,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “Over the last two years, we’ve rationalized our organization, tightened our product focus, expanded our market opportunity outside North America, and developed great products such as Sunrise Clinical Manager 5.0.”

Continued Eckert, “Operationally, we increased our profitability, generated a significant amount of cash, and, in just 18 months, established a presence in India with more than 350 employees who are fully integrated into the company. On the sales front, we significantly improved our competitive position, enabling us to increase our win rate for new client deals. Additionally, with high client satisfaction rates among more than 70 clients live on Sunrise Clinical Manager 4.5, we are selling more solutions to our existing clients. Finally, we are beginning to benefit from what we believe is a strong market opportunity for our revenue cycle management solutions.”

Guidance

The company currently expects 2008 annual revenues to range from $506 million to $518 million. Excluding stock-based compensation expense, costs associated with our derivative litigation, and costs associated with corporate relocation, non-GAAP earnings per share on a diluted basis are expected to range from $0.98 to $1.02.

Investor Teleconference February 14

Eclipsys senior executives will discuss the results during an investor community teleconference scheduled for 8:30 a.m. Eastern time on Thursday, February 14. Persons interested in participating in the teleconference should call (888) 428-4480 approximately 15 minutes before the conference is slated to begin. For listen-only mode, participants should go to www.eclipsys.com prior to the conference call to register and download the necessary audio software. An audio replay will be available at www.eclipsys.com for 48 hours beginning approximately one hour after the completion of the call.

Non-GAAP Measures

The financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition to the GAAP results, the Company has provided net income and earnings per share information on a non-GAAP basis for the three months and year ended December 31, 2007 to exclude certain items as described above and presented in the attached tables to this release. These non-GAAP financial measures should not be considered a substitute for, or superior to, any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies.

The economic substance of omitting non-cash stock-based compensation expense in presenting non-GAAP earnings derives from facilitating the review by the majority of the Company’s analysts, who model the Company’s earnings excluding such stock-based compensation charges. However, the omission of non-cash stock-based compensation expense may mask an economic cost incurred by the Company, the economic substance of presenting non-GAAP earnings that omit expenses related to the Company’s voluntary stock option review and related derivative litigation, corporate restructuring and relocation expenses, costs incurred to exit the network services business, net gain associated with the sale of the CPM Resource Center assets, and income tax benefit, derives from the fact that episodic items like these make it more difficult to compare operating results of different periods, not all of which include such items. However, the omission of these items may mask actual and expected future cash expenditures associated with such matters (for example, a portion of the total restructuring and relocation expenses will be recognized in the first quarter of 2008, and costs associated with the derivative litigation will continue until it is resolved).

Management believes that the non-GAAP financial measures provided, when considered in conjunction with comparable GAAP financial measures, facilitate the understanding and evaluation of the Company’s operating performance and future prospects, as well as comparisons of the Company’s results with its prior period results that did not include these items and with results of other companies on a more consistent basis. For example, omitting the 2007 expenses related to the Company’s voluntary stock option review and related derivative litigation facilitates comparison between the 2006 and 2007 periods, as no voluntary stock option review and related derivative litigation were recorded in the 2006 period. Internally, the Company uses this non-GAAP information for forecasting and to help make management decisions, as an indicator of business performance, and to evaluate management’s effectiveness and help determine bonuses for management and others. The Company has provided reconciling information in the attached tables to this release.

About Eclipsys

Eclipsys is a leading provider of advanced integrated information software, clinical content and professional services that help healthcare organizations across North America improve clinical, financial, operational and customer-satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements in this news release or the investor call referenced herein concerning the Company’s sales, marketing and operational initiatives, future financial results, operating performance, development efforts, and the benefits provided by Eclipsys software and services are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. Future performance expectations are predicated upon achievement of various sales and performance targets that may be difficult to meet. Sales may be slower than expected due to market conditions, competition, and other factors. Costs may be greater than anticipated due to the potential need to increase spending to ensure performance in accordance with commitments to clients and other factors. Software development may take longer and cost more than expected, and incorporation of anticipated features and functionality may be delayed, due to various factors including programming and integration challenges and resource constraints. The market is highly competitive. Implementation and customization of Eclipsys software is complex and time-consuming. Results depend upon a variety of factors and can vary by client. Each client’s circumstances are unique and may include unforeseen issues that make it more difficult than anticipated to implement or derive benefit from software, implementation or consulting services. The success and timeliness of the Company’s services will depend at least in part upon client involvement, which can be difficult to control. Eclipsys is required to meet specified performance standards, and clients can terminate contracts, assess penalties or reduce contract scope under certain circumstances. More information about company risks is available in recent Form 10-K and other filings made by Eclipsys from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ECLIPSYS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Systems and services	$119,874	$111,033	$460,853	$409,450
Hardware	4,530	4,655	16,680	18,092
Total revenues	124,404	115,688	477,533	427,542

Costs and expenses:
Cost of systems and services	65,783	62,083	263,155	237,617
Cost of hardware	2,894	3,601	12,343	14,592
Sales and marketing	21,922	16,443	76,074	63,391
Research and development	14,360	13,692	56,749	57,768
General and administrative	9,017	6,380	32,959	24,972
Depreciation and amortization	4,479	4,155	17,760	15,736
Restructuring charge	1,175	6,123	1,175	14,670
Gain on sale of assets	(12,761)	-	(12,761)	-
Total costs and expenses	106,869	112,477	447,454	428,746

Income (loss) from operations before interest and taxes	17,535	3,211	30,079	(1,204)
Interest income, net	2,154	1,495	7,070	5,335

Income before taxes	19,689	4,706	37,149	4,131
(Benefit) provision for income taxes	(4,493)	38	(3,992)	38
Net income	$24,182	$4,668	$41,141	$4,093

Income per common share:
Basic income per common share	$0.45	$0.09	$0.78	$0.08
Diluted income per common share	$0.44	$0.09	$0.76	$0.08

Weighted average shares outstanding:
Basic	53,296	51,945	52,737	51,472
Diluted	54,621	53,339	54,004	52,948
ECLIPSYS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash	$22,510	$41,264
Marketable securities	168,925	89,549
Accounts receivable, net of allowance for doubtful accounts of $4,240 and $3,907, respectively	99,260	93,821
Inventory	-	1,076
Prepaid expenses	27,289	22,947
Other current assets	1,759	1,026
Total current assets	319,743	249,683

Property and equipment, net	45,656	45,806
Capitalized software development costs, net	38,206	32,302
Acquired technology, net	594	1,224
Intangible assets, net	1,376	3,307
Deferred tax asset	9,578	3,661
Goodwill, net	7,773	12,281
Other assets	13,374	15,014
Total assets	$436,300	$363,278

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred revenue	$105,115	$103,298
Accounts payable	11,681	19,879
Accrued compensation costs	24,473	12,997
Deferred tax liability	3,877	3,699
Other current liabilities	19,381	20,213
Total current liabilities	164,527	160,086

Deferred revenue	9,860	11,289
Other long-term liabilities	3,899	1,247
Total liabilities	178,286	172,622

Stockholders’ equity:
Total stockholders’ equity	258,014	190,656
Total liabilities and stockholders’ equity	$436,300	$363,278
ECLIPSYS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2007	2006
Operating activities:
Net income	$41,141	$4,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,603	36,681
Provision for bad debt	2,078	1,457
Stock compensation expense	11,267	14,103
Gain on sale of investments	28	-
Gain on sale of assets	(12,761)	-
(Benefit) provision for income taxes	(5,285)	38
Changes in operating assets and liabilities, excluding the effect of acquisitions and dispositions:
Increase in accounts receivable	(5,635)	(14,489)
Increase in prepaid expenses and other current assets	(4,559)	(3,781)
Decrease in inventory	1,031	1,213
Decrease in other assets	1,421	2,625
Increase (decrease) in deferred revenue	1,441	(10,571)
Increase (decrease) in accrued compensation	11,115	(4,897)
(Decrease) increase in accounts payable and other current liabilities	(9,036)	103
Increase (decrease) in other long-term liabilities	2,470	(4)
Total adjustments	29,178	22,478
Net cash provided by operating activities	70,319	26,571
Investing activities:
Purchases of property and equipment	(16,519)	(17,465)
Purchase of marketable securities	(162,358)	(73,044)
Proceeds from sales of marketable securities	82,977	20,950
Proceeds from sale of assets	17,514	-
Capitalized software development costs	(20,943)	(14,106)
Restricted cash	(1,950)	-
Cash paid for acquisitions	(1,442)	(6,039)
Net cash used in investing activities	(102,721)	(89,704)
Financing activities:
Proceeds from stock options exercised	12,549	26,712
Proceeds from employee stock purchase plan	310	990
Net cash provided by financing activities	12,859	27,702

Effect of exchange rates on cash and cash equivalents	789	2
Net decrease in cash and cash equivalents	(18,754)	(35,429)
Cash and cash equivalents — beginning of period	41,264	76,693
Cash and cash equivalents — end of period	$22,510	$41,264
ECLIPSYS CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Pro Forma Results
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP net income	$24,182	$4,668	$41,141	$4,093

Add back:
Stock-based compensation expense[1]	3,019	3,029	11,279	11,257
Restructuring and other related expense[2]	1,984	6,123	1,984	14,670
Stock option review[3]	735	-	3,065	-
Gain on sale of assets[4]	(9,022)	-	(9,022)	-
Partial reversal of tax valuation allowance[5]	(5,147)	-	(5,147)	-

Non-GAAP net income	$15,751	$13,820	$43,300	$30,020

GAAP basic earnings per share	$0.45	$0.09	$0.78	$0.08

Add back:
Stock-based compensation expense[1]	0.06	0.06	0.21	0.22
Restructuring and other related expense[2]	0.04	0.12	0.04	0.29
Stock option review[3]	0.01	-	0.06	-
Gain on sale of assets[4]	(0.17)	-	(0.17)	-
Partial reversal of tax valuation allowance[5]	(0.10)	-	(0.10)	-

Non-GAAP basic earnings per share	$0.30	$0.27	$0.82	$0.58

GAAP diluted earnings per share	$0.44	$0.09	$0.76	$0.08

Add back:
Stock-based compensation expense[1]	0.06	0.06	0.21	0.21
Restructuring and other related expense[2]	0.04	0.11	0.04	0.28
Stock option review[3]	0.01	-	0.06	-
Gain on sale of assets[4]	(0.17)	-	(0.17)	-
Partial reversal of tax valuation allowance[5]	(0.09)	-	(0.10)	-

Non-GAAP diluted earnings per share	$0.29	$0.26	$0.80	$0.57

(1) Relates to stock-based compensation expense and is allocated as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Cost of systems and services	$1,277	$832	$4,609	$3,215
Sales and marketing	759	947	3,137	3,495
Research and development	573	572	2,175	1,921
General and administrative	410	678	1,358	2,626
Total stock-based compensation expense	$3,019	$3,029	$11,279	$11,257

(2) The 2007 charge was incurred in connection with the relocation of the corporate headquarters from Boca Raton to Atlanta and the 2006 charge relates to severance and facility costs related to 2006 restructuring actions. The 2007 charge includes restructuring expenses as well as other related non-recurring costs in connection with the move of the corporate headquarters from Boca Raton to Atlanta as well as costs incurred to exit the network business and is allocated as follows:

Cost of systems and services	$298
General and administrative	511
Restructuring charge	1,175
Total restructuring and other related expense	$1,984

(3) This charge was incurred as a result of the voluntary stock option review completed in the second quarter of 2007 and relates to legal and accounting fees as well as subsequent derivative litigation expenses related to such review. These charges were recorded as general and administrative expenses.

(4) This gain was incurred in conjunction with the sale of CPM Resource Center assets to Elsevier. For the purpose of this reconciliation, the gain on sale of assets of $12.8 million was reduced by related state tax impact of $0.3 million, and incremental employee incentive compensation expense of $3.5 million, incurred as a result of this transaction. The gain net of related taxes, including the incentive compensation expense is allocated as follows:

Cost of systems and services	$(1,960)
Sales and marketing	(840)
Research and development	(350)
General and administrative	(589)
Gain of sale of assets	12,761
Total gain on sale of assets	$9,022

(5) This income tax benefit was recorded as a result of the partial reversal of the Canadian subsidiary tax valuation allowance on its net operating losses.

CONTACT:
Eclipsys Corporation, Atlanta
Jason Cigarran, Director, Investor Relations,
561-322-4355
jason.cigarran@eclipsys.com
or
Robert J. Colletti, Chief Financial Officer,
561-322-4655
investor.relations@eclipsys.com